UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Event: October 8, 2007
(date of earliest event reported)

NEXIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

033-22128D (Commission File Number)	84-1062062 (IRS Employer Identification Number)

59 West 100 South, Suite 200, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On October 8 2007 the Company authorized the delivery to each of the Company’s directors One Billion (1,000,000,000) restricted shares of common stock of the Company stated par value of $0.0001, with an effective date of October 3, 2007.  The issuances were authorized as compensation to the directors, Richard Surber, Adrienne Bernstein and Gerald Einhorn for their services as directors of the Company and were valued at $10,000 for each individual at the time of the issuance.  The transaction was handled as a private sale exempt from registration under Section 4(6) of the Securities Act of 1993.

On October 8, 2007, the Company received a report that Carol Angela Davis, Inc. a holder of 14,000 shares of Series C Preferred Stock converted those shares into 350,000,000 shares of common stock.  The preferred shares were acquired by Carol Angela Davis, Inc. in a third party transaction and upon receipt of the request to convert the said number of preferred shares into common stock the 350,000,000 shares were issued to Carol Angela Davis, Inc.

With the issuance of the three billion restricted shares of common stock to the directors a total of nine billion two hundred eighty seven million three hundred twenty three thousand eight six (9,287,323,086) shares of common stock of the Company will be issued and outstanding.

ITEM 8.01               Other Events

On October 2, 2007, the Company obtained a 72 month term loan in the amount of $166,000.  The loan was obtained to consolidate approximately the same amount in revolving lines of credit used by the Company for funding of operations of the Company and its subsidiaries.  All of the revolving lines of credit were either guaranteed by or were lines of credit in the name of the Company's president, Richard Surber.

The term loan has been guaranteed by Richard Surber, the Company' president, and is further secured by the Wallace-Bennett building held by Wasatch Capital Corporation, a subsidiary of the Company.   The freed up lines of credit will be used to pay off certain factors which will allows Gold Fusion Laboratories to obtain a portion of the necessary inventory projected for holiday sales.

Mr. Surber is looking to a variety of financing methods to bring lease payment current in three of its Black Chandelier stores which total approximately $75,000.   $50,000 in back rents are owed on its Fashion Place location which must be paid in the near future or eviction may occur.  The Company expects to have available cash flows to cure the deficiency as a result of described loan.  In addition, Black Chandelier's inventory requirements are expected to be $500,000 in the fourth quarter of 2007.  If Black Chandelier is unable to obtain substantial additional financing in the coming weeks, it will have a negative impact on holiday sales in 2007.

The Company is working with several lenders, factors, manufactures, investment bankers and private individuals to obtain the necessary financing to fund holiday inventory needs and other necessary working capital needs.

The Company's president is reaching out to additional funding sources on regular basis in an effort to improve cash flow.  The Company is diligently working towards resubmitting its SB-2 Registration Statement so that it may begin tapping into its equity line of credit for up to $10 million.

ITEM 9.01                 Financial Statements and Exhibits

The following exhibits are included as part of this report:

Exhibit No.	Page No.	Description

        NONE

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nexia Holdings, Inc.

Dated this 9th day of October, 2007.	By:	/s/ Richard Surber
Richard Surber, President

3